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                                  EXHIBIT 23.2
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                         INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
SunStar Healthcare, Inc.:


     We consent to the use of our report dated September 18, 1998 relating to the consolidated balance sheet of SunStar Healthcare, Inc. as of July 31, 1998 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended July 31, 1998 incorporated herein by reference in the registration statement
(No. 333) on Form S-3 of SunStar Healthcare, Inc. (the "Company") and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated September 18, 1998, which report appears in the July 31, 1998 annual report on Form 10-KSB of SunStar Healthcare, Inc. contains an explanatory paragraph that states that the Company has experienced significant operating losses and is seeking additional financing to meet its regulatory surplus and working capital requirements and to fund additional expansion efforts. If the additional financing is not obtained and the Company fails to meet these regulatory and capital requirements, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                       /s/ KPMG LLP



Jacksonville, Florida
February 9, 1999